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                                                                    EXHIBIT 99.1

              PENWEST REPORTS SECOND QUARTER 2002 FINANCIAL RESULTS

            EXCIPIENTS BUSINESS CONTINUES TO GENERATE INCREASED SALES

PATTERSON, NY, AUGUST 1, 2002 -- Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced results for the second quarter and six-month period ended June 30, 2002.

Total revenues for the second quarter were $10.3 million, compared to total revenues of $9.5 million for the comparable quarter in 2001. The Company reported a net loss of $5.3 million, or $0.34 per share, for the second quarter of 2002, versus a net loss of $3.2 million, or $0.25 per share, for the comparable quarter in 2001.

Revenues for the second quarter increased primarily due to continued strength in the Company's excipients business, particularly in Europe. This growth in Europe is being fueled by increased sales of ProSolv(R). Gross profit for the second quarter of 2002 was $4.0 million, or 39.3% of total revenues, compared tO gross profit in the second quarter of 2001 of $3.7 million, or 38.9% of total revenues. This increase in gross profit was primarily attributable to increased excipient sales as noted above, higher royalties from Mylan Pharmaceuticals resulting from stronger sales of its 30 mg generic version of Procardia XL(R), as well as increased royalties on ProSolv products.

Research and development spending during the second quarter of 2002 rose to $5.5 million, compared to $3.0 million in the second quarter of 2001. The continued increase in R&D investment reflects an increase in spending on Phase III clinical trials and initial marketing efforts for oxymorphone ER, which is being developed with Endo, as well as increased spending associated with Penwest's commitment to expanding its oral drug delivery product pipeline through continued work on several new product opportunities.

Selling, general and administrative expenses approximated $3.8 million in both the second quarter of 2002 and the second quarter of 2001.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "We are pleased with the steady progress we have made over the last quarter.
We continue to benefit from

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increased sales in our excipients business, and in particular from the momentum generated by the three approval or approvable letters received by our customers from the FDA and European regulatory authorities for their products containing ProSolv. Our oxymorphone ER development program with Endo Pharmaceuticals continues to move forward towards an FDA submission.

"As our increased R&D spend demonstrates, we are committed to identifying and pursuing new product opportunities and enhancing our drug delivery technology. Today's results reflect Penwest's strategy for increasing shareholder value by expanding our drug delivery product pipeline, realizing greater economic value for our products, and maximizing the growth and returns of our excipients business."

For the six months ended June 30, 2002, Penwest reported total revenues of $20.6 million and a net loss of $9.6 million, or a $0.62 loss per share. In the comparable six-month period of 2001, the Company reported total revenues of $20.5 million and a net loss of $5.3 million, or a $0.42 loss per share. The increase in the loss is primarily attributable to an increased R&D spend. Gross profit was $7.8 million or 37.7% of revenues for the six months ended June 30, 2002, compared to $8.1 million or 39.5% for the comparable period in 2001.

Penwest is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its experience in developing and manufacturing ingredients for orally-administered pharmaceutical products, Penwest has developed its proprietary TIMERx(R) controlled release delivery technology, which can be applied to a broad range of drugs.


The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the need for the Company to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on

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collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption "Risk Factors" in Penwest's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, which risk factors are incorporated herein by reference.

Contact: Jennifer Good                               Colin Wheeler/Jim Fingeroth
         Senior Vice President and                   Kekst and Company
         Chief Financial Officer                     212-521-4800
         845-878-8381
         800-431-2457




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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                QUARTER ENDED              SIX MONTHS ENDED
                                                   JUNE 30                     JUNE 30
                                              ------------------          ------------------
                                              2002          2001          2002         2001
                                              ----          ----          ----          ----
Revenues
  Product sales                             $  8,943      $  8,378      $ 18,118      $ 17,614
  Royalties & licensing fees                   1,318         1,137         2,456         2,840
                                            --------      --------      --------      --------
    Total revenues                            10,261         9,515        20,574        20,454
Cost of product sales                          6,230         5,817        12,824        12,380
                                            --------      --------      --------      --------
    Gross profit                               4,031         3,698         7,750         8,074
Selling, general and administrative            3,776         3,742         7,149         6,737
Research and product development               5,540         2,960        10,129         6,283
                                            --------      --------      --------      --------
    Loss from operations                      (5,285)       (3,004)       (9,528)       (4,946)
Investment income                                112            20           242            60
Interest expense                                  62            78           120           152
Income tax expense                                83           104           230           251
                                            --------      --------      --------      --------
    Net loss                                $ (5,318)     $ (3,166)     $ (9,636)     $ (5,289)
                                            --------      --------      --------      --------
Basic and diluted net loss per share        $  (0.34)     $  (0.25)     $  (0.62)     $  (0.42)
                                            --------      --------      --------      --------
Weighted average shares of common stock
outstanding                                   15,466        12,700        15,432        12,689
                                            --------      --------      --------      --------


OTHER INFORMATION

                                                      JUNE 30, 2002             DECEMBER 31, 2001
   Cash and short-term investments                       $14,978                     $22,512